EXHIBIT 21 LIST OF SUBSIDIARIES

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

The following are all subsidiaries of Shenandoah Telecommunications Company, and are incorporated or organized in the Commonwealth of Virginia.

Shenandoah Telephone Company
Shenandoah Cable Television Company
ShenTel Service Company
Shenandoah Long Distance Company
Shenandoah Mobile Company
Shenandoah Network Company
ShenTel Communications Company
Shenandoah Personal Communications Company
Shentel Management Company
Shentel Converged Services, Inc.
NTC Communications, LLC (merged into Shentel Converged Services, Inc., effective January 1, 2007)
Converged Service of West Virginia, Inc.